Exhibit 10.266

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on this 19th day of May, 2009 (the “Effective Date”), by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: Executive Chairman of the Board, and David L. Grange (“Employee”), an individual whose mailing address for notice purposes is 929 North Front Street, Wilmington, North Carolina 28401.

RECITALS

A. The Company is a clinical research organization engaged in the business of providing drug discovery and development services to pharmaceutical, biotechnology, medical device, government and academic organizations throughout the world (the “Business”).

B. The Company desires to employ Employee and Employee desires to be employed by the Company, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment of Employee. On the Effective Date, the Company agrees to employ Employee and Employee accepts such employment pursuant and subject to the terms and conditions of this Agreement.

1.2. Duties and Powers. During the Employment Period (as defined herein), Employee shall serve as Chief Executive Officer of the Company and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its affiliates as are customary in such position and as the Executive Chairman or the Board of Directors of the Company (the “Board”) shall from time to time reasonably direct. Employee shall devote Employee’s full business time and attention exclusively to the Business of the Company and shall use best efforts to faithfully carry out Employee’s duties and responsibilities hereunder. Employee shall comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company and its subsidiaries and affiliates (the “Handbook”) to the extent not inconsistent with this Agreement.

ARTICLE 2

TERM OF EMPLOYMENT

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin on July 1, 2009 and end at 11:59 p.m. Eastern Time on June 30, 2011 (“Initial Employment Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods, unless either the Company or Employee provides written notice to the other at least sixty (60) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article 4 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary. The Company will pay Employee an annual base salary at a rate of $575,000 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees. The Base Salary of Employee may be subject to increase annually during the Employment Period by the Company. If the Employment Period is terminated pursuant to Article 4 hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which services were actually performed by Employee.

3.2 Sign-On Bonus. Contemporaneously with the execution of this Agreement, the Company will pay Employee a one-time bonus of $430,000 in cash in accordance with the terms of a separate sign-on bonus agreement to be entered into simultaneously with this Agreement.

3.3 Benefits.

a. During the Employment Period, Employee shall be eligible to participate in and/or receive benefits under the health insurance, group term life/AD&D, short and long-term disability, retirement, paid-time off and other plans maintained from time to time by the Company, subject in each instance to Employee meeting all eligibility and qualification requirements of such plans. During the Employment Period, Employee shall be entitled to twenty-seven (27) days of paid-time-off, subject to the provisions of the Handbook.

b. In addition to the benefits provided in (a) above, except as provided below, during the Employment Period, Employee shall be entitled to participate in (i) the employee incentive compensation plan maintained for employees of the Company, as the same may be amended from time to time (the “Incentive Compensation Plan”), and (ii) the 1995 Equity Compensation Plan maintained by PPD, as the same has been and may be amended from time to time, or any successor plan (the “ECP”), subject in each instance to Employee meeting all eligibility and qualification requirements of such plans. For the calendar year 2009, Employee shall not participate in or receive any compensation under the Incentive Compensation Plan.

3.4 Initial Stock Option Grant. The Company shall grant to Employee on the first day of the Initial Employment Period non-qualified options to purchase 200,000 shares of PPD’s common stock. Said stock options shall be granted under the terms and conditions of the ECP and subject to Employee’s execution or acceptance of all documents, terms and conditions customarily required by PPD to effectuate the grant of stock options. In addition to the other terms and conditions of the ECP and the Stock Option Award Agreement, said stock options shall be subject to a four-year linear vesting schedule and will be priced based on the Nasdaq closing price on the first day of the Initial Employment Period.

3.5 Restricted Stock Grant. The Company shall grant to Employee on the first day of the Initial Employment Period a restricted stock award for 50,000 shares of PPD’s common stock. Said restricted stock award shall be granted under the terms and conditions of the ECP and the Company’s standard Restricted Stock Award Agreement to be entered into by PPD and Employee. In addition to the other terms and conditions of the ECP and the Restricted Stock Award Agreement, said restricted stock award shall be subject to a four-year linear vesting schedule.

3.6 Expenses. The Company will reimburse Employee, in accordance with and subject to Employee’s compliance with the Company’s policy, for Employee’s necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee’s duties hereunder. All reimbursement of expenses to Employee hereunder shall be conditioned upon presentation of sufficient documentation evidencing such expenses.

3.7 Working Facilities. Employee shall work out of the Company’s worldwide headquarters located in Wilmington, North Carolina. The Company shall furnish Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary to enable Employee to perform the duties required of Employee hereunder in an efficient and professional manner.

3.8 Use of Aircraft. Employee shall be entitled to use the Company’s aircraft for personal use up to a maximum of 17,500 miles in calendar year 2009 and 35,000 miles in calendar years thereafter, or such other maximum amount as the Board may from time to time establish pursuant to the Company’s aircraft policy.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Basis for Termination. Notwithstanding any other provision in this Agreement to the contrary, the Employment Period and Employee’s employment hereunder shall terminate effective on the date indicated upon the happening of any of the following events:

a. Upon the death of Employee, effective immediately on the date of death without any notice;

b. Upon a determination by the Executive Chairman of the Board, acting in good faith and not in an arbitrary or capricious manner, but made in his sole discretion, that Employee is unable due to a physical or mental disability to perform the essential functions of his job, with or without a reasonable accommodation, which disability continues for a period of ninety (90) days during any twelve-month period hereunder, effective upon the date said determination is communicated to Employee or such later date as specified by the Chairman of the Board of the Company; or

c. Upon a determination by the Executive Chairman of the Board of the Company, acting in good faith but made in his sole discretion, that Employee: (i) has failed to substantially perform his duties under or otherwise breached any of the material terms of this Agreement; (ii) has demonstrated negligence or willful misconduct in the execution of his duties; or (iii) has been convicted of a felony; in each case effective upon the date said determination is communicated to Employee or such later date as specified by the Executive Chairman of the Board of PPD.

4.2 Compensation After Termination During Employment Period. If the Company terminates Employee’s employment during the Employment Period pursuant to Section 4.1 hereof or if either party terminates this Agreement pursuant to Article 2 hereof, then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, except that the Company shall pay Employee’s Base Salary accrued through the date of termination or expiration and shall provide such benefits as are required by applicable law. From and after such termination or expiration date, the Company shall continue to have all other rights available hereunder, including without limitation all rights under Article 5 hereof, the Proprietary Agreement (as defined below), the Non-Competition Agreement (as defined below), and at law or in equity.

ARTICLE 5

PROPRIETARY INFORMATION

Prior to or coincident with the commencement date of this Agreement, Employee shall execute and deliver to the Company (i) a Proprietary Information and Inventions Agreement substantially in the form attached hereto as Annex A (the “Proprietary Agreement”) and (ii) a Non-Competition and Non-Solicitation Agreement

substantially in the form attached hereto as Annex B (the “Non-Competition Agreement”).

ARTICLE 6

MISCELLANEOUS

6.1 Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Employee shall report all such amounts as ordinary income on Employee’s personal income returns and for all other purposes.

6.2 Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any member, subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company, or (ii) in connection with the sale of the Business by the Company.

6.3 Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and permitted assigns of the parties hereto.

6.4 Entire Agreement. This Agreement, together with the Proprietary Agreement and the Non-Competition Agreement, sets forth the entire understanding of the parties and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

6.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6.6 Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

6.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.

6.8 Arbitration. Except for disputes, controversies or claims under Article 5, the Proprietary Agreement and the Non-competition Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to its existence, validity, interpretation, performance or non-performance, or breach, shall be decided by a single neutral arbitrator agreed upon by the parties hereto in Wilmington, North Carolina in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

6.9 Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the address first set forth above, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or (iii) the date of receipt if sent by overnight courier.

6.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

6.11 Descriptive Heading; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

	By:	/s/ Fredric N. Eshelman
	Name:	Fredric N. Eshelman
	Title:	Chief Executive Officer

EMPLOYEE:	/s/ David L. Grange
David L. Grange

ANNEX A

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration and as a condition of my employment by Pharmaceutical Product Development, Inc., a North Carolina corporation, or any affiliate, subsidiary, successor or assigns, as the case may be (collectively referred to herein as the “Company”), I hereby agree as follows:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, business methods and practices, formulas, product ideas, biological material and techniques for their handling and use, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as an employee of or consultant to the Company, including during the term of this Agreement. Proprietary Information shall not include information that is, through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for six (6) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (d) below.

(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(e) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(f) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3. The Company agrees that it will not request as part of my employment that I divulge or make use of proprietary information of any of my former employers that has commercial value to the former employer who developed such information.

4. I acknowledge that in the event of my breach or threatened breach of the terms of this Agreement, the Company shall not have an adequate remedy at law and shall, in addition to any other available rights and remedies, have the right to obtain injunctive relief, including without limitation specific performance.

5. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company and any current and future affiliates, subsidiaries, successors and assigns. This Agreement supersedes any agreement which may have been previously made or executed by me relating to this matter. This Agreement shall be governed by the laws of the State of North Carolina (exclusive of conflicts of law provisions), which shall be the venue for resolution of any dispute related to this Agreement. This Agreement or any part thereof shall not be modified, amended, or waived except by the written consent of the Company.

Dated: May 19, 2009

/s/ David L. Grange
Name:	David L. Grange

Accepted and Agreed to:

Company

By:	/s/ Fredric N. Eshelman
Name:	Fredric N. Eshelman
Title:	Chief Executive Officer

ANNEX B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made and entered into this          day of May, 2009, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation, having its principal place of business at 929 North Front Street, Wilmington, NC 28401, and David L. Grange, an individual whose address for notice purposes is 8316 Bald Eagle Lane, Wilmington, North Carolina 28405 (herein referred to as “Employee”).

RECITALS

A. Pharmaceutical Product Development, Inc., through itself, its subsidiaries, affiliates, successors and assigns (herein, collective referred to as “PPD”), is a clinical research organization engaged in the business of providing a wide-range of drug discovery and development services to pharmaceutical, biotechnology, medical device, government and academic organizations throughout the world (herein the “Business”).

B. Employee will perform a highly responsible role in PPD’s organization, have specialized knowledge of PPD’s trade secrets and proprietary information, and have contact with or knowledge of PPD’s clients and customers.

C. PPD and Employee agree that because of the information and relationships to which Employee will be exposed during the course of Employee’s employment with PPD, it would be harmful to PPD for Employee to compete with PPD or solicit its clients, customers or employees in the manner prohibited by this Agreement and that PPD has a legitimate business interest in protecting itself from such competition and solicitation.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained and other valuable consideration detailed below, the parties agree as follows:

1. Restrictive Covenants. In order to protect, among other things, PPD’s interests and investments in its trade secrets and proprietary information, its relationship with its customers, clients, employees and contractors, and its goodwill, Employee agrees to the following covenants and restrictions:

1.1 Non-Competition Agreement. During the term of Employee’s employment with PPD and, for a period of twelve (12) months following termination of that employment, Employee will not, directly or indirectly, participate in or engage in any business or activity which is in competition with the Business of PPD in the Territory (as defined below), whether as an individual on his or her account or as an employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent or equity owner of any business entity. Notwithstanding the foregoing, Employee shall be allowed to work for a pharmaceutical, biotechnology or medical device company or entity that is not a clinical research organization or that does not otherwise provide drug discovery or development services to third parties on a fee-for-service basis.

1.2 Non-Solicitation of Customers. During Employee’s employment with PPD and for a period of twelve (12) months following termination of that employment, Employee will not, directly or indirectly, (a) solicit the business of any person, firm, corporation, partnership, limited liability company, trust or other business entity which is a customer of PPD or which was a customer of PPD at any time during Employee’s employment with PPD, (b) in any other manner persuade or attempt to persuade any such person, firm, corporation, partnership, limited liability company, trust or other business entity to discontinue or alter its business relationship with PPD, or (c) otherwise solicit for a competitive purpose or interfere with PPD’s relationship with any such person, firm, corporation, partnership, limited liability company, trust or other business entity.

1.3 Non-Solicitation of Employees. During the Employee’s employment with PPD, and for a period of twelve (12) months following termination of that employment, Employee shall not, directly or indirectly, in any manner, (a) solicit, hire, or offer to hire any employee or contractor of PPD while that person is employed or engaged by PPD and for three (3) months after the termination of that person’s employment or engagement with PPD, or (b) otherwise encourage or induce any such employee or contractor to discontinue his or her relationship with PPD.

2. Consideration. PPD and Employee acknowledge that Employee has received good and valuable consideration for Employee’s commitment to be bound by the restrictions set forth in this Agreement, which consideration includes, but is not limited to Employee’s initial employment with PPD and all of the compensation and other benefits therewith.

3. Territory. The restrictions contained in this Agreement apply to all areas of the world in which PPD conducts or engages in the Business (herein the “Territory”). Employee acknowledges that, because PPD is engaged in the Business world-wide, the Territory must be so broadly defined.

4. Remedies. Employee acknowledges and agrees that the covenants set forth in this Agreement are reasonable and necessary for the protection of PPD’s legitimate business interests, that irreparable injury will result to PPD if Employee breaches any of the terms of this Agreement and that, in the event Employee breaches or threatens to breach any provision of this Agreement, PPD will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the covenants set forth herein, PPD shall be entitled to immediate, temporary and permanent injunctive or other equitable relief without bond and without the necessity of showing actual money damages, subject to a hearing as soon as possible.

Employee further agrees that PPD shall also be entitled to pursue, separately or concurrently, any other remedies available for such breach by Employee, including the recovery of any damages it is able to prove. In the event Employee breaches any of the restrictions set forth herein, the time period during when the restrictions apply shall be extended for the period of the breach.

5. Limitations on Enforcement. Employee agrees that, if a court of competent jurisdiction determines, contrary to the Agreement of the parties, that any portion of this Agreement is unreasonable, invalid, overbroad or unenforceable, the remainder of the Agreement shall be given full effect without regard to the invalid provisions and PPD may enforce the covenant as to any lesser area, activity or time period which is deemed by the court to be reasonable and enforceable under applicable law. In this regard, the covenants shall be divisible as to activity, time and geographic area with each month deemed to be a separate period of time and each state and country, or part thereof, deemed to be a separate geographic area. Employee further agrees that PPD may, at its option, seek to enforce the covenant as to any lesser area, activity or time period which PPD deems appropriate.

6. Effect of Termination. Employee agrees that the terms of this Agreement shall be enforceable against the Employee regardless of the basis of Employee’s termination, whether voluntary or involuntary and with or without cause. Employee further agrees that the existence of a claim by Employee against PPD, whether predicated on Employee’s termination, this Agreement or otherwise, shall not constitute a defense to enforcement of the restrictions contained herein. Notwithstanding the foregoing, in the event PPD terminates Employee’s employment due to a reduction in force or layoff in connection with the discontinuation or cessation of a business line, unit, function or department, PPD shall not enforce Section 1.1 of the Agreement.

7. Notification. Employee authorizes PPD to notify others, including but not limited to, PPD’s customers and any future employer of Employee concerning the terms of this Agreement and Employee’s responsibility hereunder.

8. Jurisdiction and Venue. The parties agree that the federal or state courts sitting in Wilmington, North Carolina, shall be the exclusive jurisdiction to enforce the covenants set forth in this Agreement and to resolve any disputes or controversies under this Agreement. Employee consents to personal jurisdiction and venue in either of said courts, and waives any claims or defenses based on improper venue or jurisdiction.

9. Attorneys’ Fees and Costs. Employee agrees that, in the event Employee breaches or threatens to breach any of the provisions of this Agreement, PPD shall be entitled to recover from Employee all expenses incurred by it in enforcing the terms of this Agreement, including, but not limited to, its reasonable attorneys’ fees and costs.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

11. Severability. If any of the provisions of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable.

12. Modification. This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by the parties.

13. Waiver. PPD’s waiver of any violation of this Agreement or failure to enforce any provision of this Agreement shall not constitute a waiver of PPD’s rights with respect to other or future violations of this Agreement. Any waiver must be in a writing signed by PPD.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein and supersedes all previous negotiations and discussions, agreements and understandings regarding such matters, with the exception of Employee’s Proprietary Information and Inventions Agreement and any employment agreement to which Employee and PPD are parties. In the event of any conflict between this Agreement and any other PPD agreements, the terms of the agreement which are most restrictive shall control. It is understood that this Agreement does not constitute an express or implied employment contract for any definite period of time and that, absent a written agreement between PPD and Employee, Employee’s employment with PPD is “at will” meaning that either PPD or Employee can end the employment relationship at any time, with or without cause.

16. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date set forth herein.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fredric N. Eshelman
Name:	Fredric N. Eshelman
Title:	Chief Executive Officer

/s/ David L. Grange
David L. Grange, Employee